Registration Nos. 333-16555

333-142308

333-158660

333-202554

333-224427

333-255581

As filed with the Securities and Exchange Commission on May 16, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-16555

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT No. 333-142308

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-158660

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT No. 333-202554

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-224427

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-255581

UNDER

THE SECURITIES ACT OF 1933

CRANE HOLDINGS, CO.

(Exact name of registrant as specified in its charter)

Delaware	88-0706021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 First Stamford Place, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

AMENDED AND RESTATED CRANE CO. SAVINGS AND INVESTMENT PLAN

CRANE CO. 2007 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

CRANE CO. 2009 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

CRANE CO. 2013 STOCK INCENTIVE PLAN

CRANE CO. 2018 AMENDED & RESTATED STOCK INCENTIVE PLAN

(Full title of the plan)

Anthony M. D’Iorio

Senior Vice President, General Counsel and Secretary

100 First Stamford Place

Stamford, Connecticut 06902

(Name and address of agent for service)

(203) 363-7300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Crane Holdings, Co., a Delaware corporation (the “Registrant”), files these Post-Effective Amendments (the “Amendments”) to the Registration Statements on Form S-8 listed below (collectively, the “Initial Registration Statements”) as the successor registrant to Crane Co., a Delaware corporation (the “Predecessor”), in connection with the reorganization of the Predecessor whereby the Registrant replaced the Predecessor as the new publicly-traded company on the New York Stock Exchange (the “Reorganization”):

•	the Registration Statement on Form S-8 (File No. 333-16555), filed on November 21, 1996, relating to the Amended and Restated Crane Co. Savings and Investment Plan (the “401(k) Plan”);

•

the Registration Statement on Form S-8 (File No. 333-142308), filed on April 23, 2007, as amended by Post-Effective Amendment No.  1 thereto, filed on April 20, 2009, relating to the Crane Co. 2007 Non-Employee Director Compensation Plan (the “2007 Director Plan”);

•	the Registration Statement on Form S-8 (File No. 333-158660), filed on April 20, 2009, relating to the Crane Co. 2009 Non-Employee Director Compensation Plan (the “2009 Director Plan”);

•

the Registration Statement on Form S-8 (File No. 333-202554), filed on March 5, 2015, as amended by Post-Effective Amendment No. 1 thereto, filed on April 25, 2018, relating to the Crane Co. 2013 Stock Incentive Plan (the “2013 Incentive Plan”) and the Crane Co. 2018 Amended & Restated Stock Incentive Plan (the “2018 Incentive Plan” and together with the 401(k) Plan, the 2007 Director Plan, the 2009 Director Plan and the 2013 Incentive Plan, the “Assumed Plans”);

•	the Registration Statement on Form S-8 (File No. 333-224427), filed on April 24, 2018, relating to the 2018 Incentive Plan; and

•	the Registration Statement on Form S-8 (File No. 333-255581), filed on April 28, 2021, relating to the 2018 Incentive Plan.

The Reorganization was completed on May 16, 2022 and was effected through a merger pursuant to the Agreement and Plan of Merger, dated as of February 28, 2022, by and among the Predecessor, the Registrant and Crane Transaction Company, LLC, a Delaware limited liability company and, as of immediately prior to the consummation of such merger, a wholly-owned subsidiary of the Registrant. As a result of the Reorganization, the Predecessor became a wholly-owned subsidiary of the Registrant. In the Reorganization, each outstanding share of common stock of the Predecessor, par value $1.00 per share, other than treasury shares (which were cancelled), was converted automatically into one share of common stock of the Registrant, par value $1.00 per share.

Following the Reorganization, the Registrant is the successor issuer to the Predecessor pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As the successor issuer, the shares of the Registrant’s common stock are deemed to be registered under Section 12(b) of the Exchange Act and will trade on the New York Stock Exchange under the symbol “CR.”

In connection with the Reorganization, (i) the Registrant assumed the Predecessor’s obligations, and agreed to perform all obligations of the Predecessor under, the Assumed Plans, (ii) the shares of common stock of the Predecessor remaining available for awards under the 2018 Incentive Plan were automatically adjusted upon the Reorganization into an identical number of shares of the Registrant’s common stock, and (iii) all awards previously granted under the Assumed Plans that were outstanding as of the Reorganization were automatically adjusted into awards for the identical number of shares of the Registrant’s common stock and otherwise without any change to the form, terms or conditions of the awards.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Registrant, as the successor registrant to the Predecessor, hereby expressly adopts the Initial Registration Statements as its own registration statements (except as specifically amended by these Amendments) for all purposes of the Securities Act and the Exchange Act. These Amendments shall become effective immediately upon filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462 under the Securities Act. Predecessor paid all registration fees at the time of filing the Initial Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.    PLAN INFORMATION.*

ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

1.	The Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed on February 28, 2022 (File No. 001-01657);

2.

All other reports filed by the Predecessor pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since December 31, 2021 (other than any portion of any such report that is not deemed to be filed); and

3.	The Registrant’s Current Report on Form 8-K12g3, as filed on May 16, 2022, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the Plan, each meeting the requirements of Section 10(a) of the Securities Act.

Pursuant to Rule 12g-3(a) of the Exchange Act, the Registrant is the successor issuer with respect to the above documents filed by the Predecessor with the Commission and incorporated by reference herein. Any statement contained in any Initial Registration Statement, these Amendments, any other amendment to any Initial Registration Statement or in a document incorporated or deemed to be incorporated by reference therein shall be deemed to be modified or superseded for purposes of the Initial Registration Statements to the extent that a statement contained herein, or in any other subsequently filed supplement or amendment to any Initial Registration Statement or in any document that also is or is deemed to be incorporated by reference therein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Initial Registration Statements.

ITEM 4.    DESCRIPTION OF SECURITIES.

The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the Registrant’s common stock issuable pursuant to the Assumed Plans to which these Amendments relate has been passed upon for the Registrant by Anthony M. D’Iorio, Senior Vice President, General Counsel and Secretary of the Registrant. As of May 16, 2022, Mr. D’Iorio beneficially owned 15,777 shares of the Registrant’s common stock and held vested options to purchase 42,415 shares of the Registrant’s common stock.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The Registrant’s Amended and Restated Certificate of Incorporation provides that no director of the Registrant will be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section

174 of the Delaware General Corporation Law (the “DGCL”) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation further provides that if the DGCL is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to the Registrant shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time.

The Registrant’s Amended and Restated By-laws provide that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was or has agreed to become a director or officer of the Registrant, or is or was serving or who has agreed to serve at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent not prohibited by applicable law, against costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. The Registrant also has the power to indemnify its other officers, employees and other agents as set forth in the DGCL or other applicable law.

The Registrant’s Amended and Restated By-laws also provide that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was or has agreed to become a director or officer of the Registrant, or is or was serving or has agreed to serve at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent not prohibited by applicable law, against costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s Amended and Restated By-laws further provide that, to the extent that a present or former director or officer of the Registrant has been successful on the merits, or otherwise in defense of any action, suit or proceeding referred to in the two paragraphs immediately above, or in defense of any claim, issue or matter therein, such person shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Further, any indemnification under the two paragraphs immediately above (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the present or former director or officer of the Registrant, or a person who has agreed to become a director or officer of the Registrant, or is or was serving or who has agreed to serve at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise is proper in the circumstances because the person has met the applicable standard of conduct set forth in the two paragraphs immediately above. Such determination shall be made, with respect to a person who is a director or officer of the Registrant at the time of such determination: (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Registrant.

In addition, the costs, charges and expenses (including attorneys’ fees) incurred by a person who is a director or officer of the Registrant at such time in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant as authorized under Article IX of the Registrant’s Amended and Restated By-laws. The costs, charges and expenses (including attorneys’ fees) incurred by any former director or officer of the Registrant or by persons serving at the request of the Registrant as directors or officers of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Registrant deems appropriate.

The Registrant may, to the extent authorized from time to time by its Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Registrant similar to those conferred in the Registrant’s Amended and Restated By-laws to directors and officers of the Registrant.

In addition, the Registrant assumed certain customary indemnification agreements that the Predecessor entered into with its directors and officers. The assumption of these agreements requires the Registrant to provide indemnification and expense reimbursement in certain circumstances.

The Registrant also purchased and maintains directors’ and officers’ liability insurance that covers certain liabilities and expenses of its directors and officers or any person who is or was or has agreed to become a director or officer of the Registrant or is or was serving or who has agreed to serve at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and that covers the Registrant for reimbursement of payments to its directors and officers and such persons in respect of such liabilities and expenses, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors of the Registrant.

The foregoing is only a general summary of certain aspects of Delaware law, the Registrant’s Amended and Restated Certificate of Incorporation and the Registrant’s Amended and Restated By-laws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and the Registrant’s Amended and Restated Certificate of Incorporation and the Registrant’s Amended and Restated By-laws.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.    EXHIBITS.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K12g3 filed on May 16, 2022).

4.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K12g3 filed on May 16, 2022).

5.1	Opinion of Anthony M. D’Iorio, Esq. regarding the legality of the securities (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Anthony M. D’Iorio, Esq. (included in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1	Amended and Restated Crane Co. Savings and Investment Plan (incorporated by reference to Exhibit 4.3 to the Predecessor’s Registration Statement on Form S-8 (File No. 333-16555)).

99.2	Crane Co. 2007 Non-Employee Director Compensation Plan (incorporated by reference to Appendix B to the Predecessor’s Proxy Statement filed on March 9, 2007).

99.3	Crane Co. 2009 Non-Employee Director Compensation Plan (incorporated by reference to Appendix B to the Predecessor’s Proxy Statement filed on March 6, 2009).

99.4	Crane Co. 2013 Stock Incentive Plan (incorporated by reference to Appendix A to the Predecessor’s Proxy Statement filed on March 13, 2013).

99.5	Crane Co. Amended & Restated 2018 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Predecessor’s Current Report on Form 8-K filed on April 26, 2021).

ITEM 9.    UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.   To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 16th day of May, 2022.

CRANE HOLDINGS, CO.
By:	/s/ Richard A. Maue
Richard A. Maue
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Crane Holdings, Co., do hereby constitute and appoint Anthony M. D’Iorio and Julie A. Constantinides, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Capacity	Date

/s/ Max H. Mitchell Max H. Mitchell	President, Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2022

/s/ Richard A. Maue Richard A. Maue	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 16, 2022

/s/ Christina Cristiano Christina Cristiano	Vice President and Controller (Principal Accounting Officer)	May 16, 2022

/s/ James L. L. Tullis James L. L. Tullis	Chairman of the Board	May 16, 2022

/s/ Martin R. Benante Martin R. Benante	Director	May 16, 2022

/s/ Michael Dinkins Michael Dinkins	Director	May 16, 2022

/s/ Ronald C. Lindsay Ronald C. Lindsay	Director	May 16, 2022

/s/ Ellen McClain Ellen McClain	Director	May 16, 2022

/s/ Charles G. McClure, Jr. Charles G. McClure, Jr.	Director	May 16, 2022

/s/ Jennifer M. Pollino Jennifer M. Pollino	Director	May 16, 2022

/s/ John S. Stroup John S. Stroup	Director	May 16, 2022